INVESTMENT SUB-ADVISORY AGREEMENT
AGREEMENT made this 30th day of April, 2015, by and between Security Investors, LLC, a Kansas limited liability company (the “Adviser”), and CLS Investments, LLC, a Nebraska limited liability company (the “Sub-Adviser”).
WHEREAS, Rydex Variable Trust, a Delaware statutory trust (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated March 1, 2012 (the “Advisory Agreement”) with the Trust, pursuant to which the Adviser acts as the investment adviser to the separate series of the Trust set forth therein; and
WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser as its agent to furnish sub-investment advisory services to the Adviser in connection with the management of the separate series of the Trust set forth on Schedule A (each, a “Fund” and collectively, the “Funds”) of this Investment Sub-Advisory Agreement (the “Sub-Advisory Agreement”) and the Sub-Adviser is willing to render such sub-investment advisory services.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1.Appointment. The Adviser hereby appoints the Sub-Adviser to provide certain sub-investment advisory services to each Fund for the period and on the terms set forth in this Sub-Advisory Agreement. The Sub-Adviser hereby accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.
2.    Delivery of Documents. The Sub-Adviser hereby acknowledges receipt of properly certified or authenticated copies of each of the following:

(a)
The Trust’s Declaration of Trust and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b)	The Trust’s By-Laws and amendments thereto;

(c)	Resolutions of the Trust’s Board of Trustees authorizing the appointment of the Sub-Adviser and approving this Sub-Advisory Agreement;

(d)	The Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the U.S. Securities and Exchange Commission (the “SEC”) and all amendments thereto;

(e)	The Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”) and under the 1940 Act as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to each Fund; and

(f)
The Trust’s most recent prospectus and Statement of Additional Information for each Fund (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the “Prospectus”).

The Adviser will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing.
3.    Management. Subject always to the supervision of the Trust’s Board of Trustees and the Adviser, the Sub-Adviser will furnish, direct, and administer an investment program in respect of, and make investment and reinvestment decisions for, all assets of each Fund and place all orders for the purchase and sale of securities, all on behalf of each Fund. In the performance of its duties, the Sub-Adviser will satisfy its fiduciary duties to each Fund, and will monitor each Fund’s investments, and will comply with the provisions of the Trust’s Declaration of Trust and By-Laws, as amended from time to time, any policies or restrictions imposed by the Adviser and/or the Trust, and the stated investment objectives, policies and restrictions of each Fund as provided in each Fund’s prospectus and statement of additional information, as amended from time to time. The Sub-Adviser and the Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of each Fund and to consult with each other regarding the investment affairs of each Fund. The Sub-Adviser shall also make itself reasonably available to the Board of Trustees at such times as the Board of Trustees shall request.
The Sub-Adviser represents and warrants that it is in compliance with all applicable rules and regulations of the SEC pertaining to its investment advisory activities and agrees that it:

(a)	will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)	will conform with all applicable rules and regulations of the SEC pertaining to its investment advisory activities;

(c)
will place orders pursuant to its investment determinations for each Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers or dealers, the Sub-Adviser will attempt to obtain the best combination of prompt execution of orders in an effective manner and at the most favorable price consistent with its “best execution” obligation. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Sub-Adviser with research advice and other services (as those terms are defined in Section 28(e) of the Securities Act of 1934).

In no instance will portfolio securities be purchased from or sold to the Adviser, the Sub-Adviser, Guggenheim Funds Distributors, LLC (the “Distributor”) or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the Distributor, except as may be permitted under the 1940 Act;

(d)
will report regularly to the Adviser and will make appropriate persons available for the purpose of reviewing at reasonable times with representatives of the Adviser and the Board of Trustees the management of each Fund, including, without limitation, review of the general investment strategy of each Fund, the performance of each Fund in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Adviser;

(e)
will maintain books and records required to be maintained by Rule 31a-3 under the 1940 Act with respect to the Trust’s securities transactions and will furnish the Adviser and the Trust’s Board of Trustees such periodic and special reports as the Board of Trustees or the Adviser may request;

(f)	will act upon instructions from the Adviser not inconsistent with the fiduciary duties hereunder; and

(g)
will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

4.    Proxy Voting; Corporate Actions. The Sub-Adviser shall execute and deliver, or cause its nominee to execute and deliver, all proxy votes, notices of meetings and other notices affecting or relating to the securities of each Fund during the term of this Sub-Advisory Agreement. The Sub-Adviser shall maintain and preserve written proxy voting procedures, and shall provide a copy of such voting procedures, along with a record of its actual proxy votes relating to the securities of each Fund, to the Adviser or the Trust upon request. The Adviser and Sub-Adviser understand that the Funds may pursue their investment objectives by investing in other investment companies that are not affiliated “underlying funds” and specific proxy rules are applicable under the 1940 Act to this type of relationship. In particular, the Sub-Adviser will vote all proxies received from the underlying funds in the same proportion that all shares of the underlying funds are voted, or in accordance with instructions received from Fund shareholders, pursuant to Section 12(d)(1)(F) of the 1940 Act. The Sub-Adviser shall maintain records regarding proxy voting on behalf of the Funds in order that the Funds may complete the annual Form N-PX filing.

5.    Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for each Fund, on behalf of the Trust, are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31 a-1 under the 1940 Act.
6.    Expenses. During the term of this Sub-Advisory Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Sub-Advisory Agreement.
7.    Compensation. For the services to be provided by the Sub-Adviser pursuant to this Sub-Advisory Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee paid at the rate specified on Schedule A, which is attached hereto and made part of this Sub-Advisory Agreement. The fee will be calculated based on the average daily net asset value of the assets of the Funds under the Sub-Adviser’s management. This fee will be paid at least quarterly. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee. The Sub-Adviser shall not be responsible for expenses and costs of a Fund’s operations payable by a Fund or the Adviser.
8.    Services to Others. The Adviser understands, and has advised the Trust’s Board of Trustees, that the Sub-Adviser now acts, and may in the future act, as an investment adviser and fiduciary to other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies. The Adviser has no objection to the Sub-Adviser’s acting in such capacities, provided that the Sub-Adviser furnishes adequate disclosure of such possible conflicts of interest and implements procedures designed to mitigate or eliminate such conflicts. For example, whenever a Fund and one or more other investment companies advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed by the Sub-Adviser to be equitable to each company. The Adviser recognizes, and has advised the Trust’s Board of Trustees, that in some cases the Sub-Adviser’s procedures may adversely affect the size of the position that each Fund may obtain in a particular security. In addition, the Adviser understands, and has advised the Trust’s Board of Trustees, that the persons employed by the Sub-Adviser to assist in the Sub-Adviser’s duties under this Sub-Advisory Agreement will not devote their full time to such service and nothing contained in this Sub-Advisory Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.
9.    Standard of Care. Each of the Adviser and Sub-Adviser shall discharge its duties under this Sub-Advisory Agreement with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The parties recognize that the opinions, recommendations and actions of the Sub-Adviser will be based on advice and information deemed to be reliable but not guaranteed by or to the Sub-Adviser.

10.    Indemnification. Each of the Adviser and Sub-Adviser agrees to indemnify each other against any claim, loss or liability (including reasonable attorney’s fees) arising as a result of the failure to meet the standard of care set forth in the first sentence of Paragraph 9 hereof, Notwithstanding the generality of the foregoing, the Adviser and Sub-Adviser each further agrees to indemnify each other against any claim, loss or liability (including reasonable attorney’s fees) arising or as a result of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligation and duties hereunder. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which each party may have against the other under any federal securities laws based on negligence and which cannot be modified in advance by contract.
11.    Duration and Termination. This Sub-Advisory Agreement will become effective as of the date hereof provided that it has been approved by the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, as defined under the 1940 Act, consistent with the requirements of the 1940 Act and the terms and conditions of any exemptive order, pursuant to which the Adviser may retain a new sub-adviser or amend the terms of an existing sub-advisory agreement without prior shareholder approval. Unless sooner terminated as provided herein, this Sub-Advisory Agreement will continue in effect until June 1, 2015.
Notwithstanding the foregoing, this Sub-Advisory Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, either (i) by vote of its Board or (ii) upon the affirmative vote of a majority of the outstanding voting securities of a Fund; or upon sixty (60) days’ written notice by the Adviser or by the Sub-Adviser. This Sub-Advisory Agreement will immediately terminate in the event of its assignment. (As used in this Sub-Advisory Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” have the same meaning of such terms ascribed in the 1940 Act).
This Sub-Advisory Agreement will terminate automatically if the Advisory Agreement is terminated.
12.    Amendment of this Agreement. No provision of this Sub-Advisory Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
13.    Multiple Originals. This Sub-Advisory Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same document.
14.    Custody. All securities and other assets of each Fund shall be maintained with a custodian designated by the Adviser. The Sub-Adviser shall have no responsibility or liability with respect to any custodial function.
15.    Miscellaneous. The captions in this Sub-Advisory Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Sub-Advisory Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Sub-Advisory Agreement will not be affected thereby. This Sub-Advisory Agreement will be binding upon and shall inure to the benefit of the parties hereto and will be governed by the internal laws of the state of Delaware. The Sub-Adviser shall notify the Adviser of any changes in its officers and directors within a reasonable time.
16.    Limitation of Liability. The names “Rydex Variable Trust” and “Trustees of the Rydex Variable Trust” refer respectively to the Trust created by, and the Trustees, as trustees but not individually or personally, acting from time to time under, the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the Trust entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust. Persons dealing with each Fund must look solely to the assets of the Trust belonging to each Fund for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

SECURITY INVESTORS, LLC

By: /s/ Amy J. Lee
Name:     Amy J. Lee
Title:    Senior Vice President and Secretary

CLS INVESTMENTS, LLC

By:/s/ Ryan Beach
Name: Ryan Beach
Title: President

Schedule A
to the
Sub-Advisory Agreement
dated April 30, 2015
between
Security Investors, LLC
and
CLS Investments, LLC
Pursuant to Section 7 of this Sub-Advisory Agreement, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:
Amerigo Fund:        0.40%
Clermont Fund:        0.40%
Select Allocation Fund:    0.40%

Should any of the aforementioned Funds not average $10,000,000 in assets over a quarter, the Sub-Adviser will not receive compensation for assets in that Fund for that specific quarter.